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NEWS RELEASE                                         Exhibit 10(a)


Contact: Kevin Flanagan
                  PICTURETEL CORPORATION
                  (508) 292-5178
                  flanagank@pictel.com


        PICTURETEL CORPORATION ANNOUNCES SECOND-QUARTER FINANCIAL RESULTS


ANDOVER, Mass. -- JULY 15, 1997 -- PictureTel Corporation (NASDAQ: PCTL), the world leader in videoconferencing, today reported revenue of $112.2 million for the second quarter, which ended on June 29, 1997. In the second quarter of 1996, the company posted revenue of $116.1 million.

         Net loss for the quarter was $3.0 million or $0.09 per share, compared to net income of $8.5 million, or $0.24 per share, for last year's second quarter.

         For the first six months of the year, PictureTel posted revenue of $230.5 million and net income of $55,000. In the first six months of 1996, PictureTel had revenue of $221.1 million and net income of $16.0 million, or $0.44 per share.

         The company said the decline in revenue and the operating loss were due to unexpectedly soft demand and lower average selling prices for its videoconferencing products in both the United States and Europe. However, customer services revenue rose 27 percent in the quarter, compared to the second quarter of 1996. PictureTel expects this weakness in product demand will continue for the next several quarters.

         "Our financial performance in the second quarter fell well below our expectations," said Dr. Norman E. Gaut, PictureTel's chairman and CEO. "Despite this weakness in the marketplace, which we expect will continue for several quarters, PictureTel continues to command more than 50 percent of the revenue in the worldwide videoconferencing market.

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PICTURETEL Q2 1997 EARNINGS, P. 2


         "In view of the reduced revenue stream that we expect for the next few quarters, the management team is in the process of reducing the company's cost structure to bring it in line with lower-than-expected revenues. After thoroughly reviewing the company's operations, we believe we can accomplish our goals by a targeted reduction in expenses of approximately 10 to 15 percent," Gaut said.

         The company will take a charge of $10 million to $15 million in the third quarter relating to a pending reorganization of PictureTel and expenses associated with the soon-to-be-completed acquisition of MultiLink, Inc., and its integration into PictureTel.

         Despite the downturn in revenue during the second quarter, PictureTel continued its commitment to technical innovation. In May the company introduced LiveLAN(TM) 3.0, a complete solution for H.323 standards-based videoconferencing over local area networks and corporate intranets. With this product PictureTel is building upon its success in ISDN-based videoconferencing into the emerging LAN marketplace, which is poised for significant growth. The company also recently introduced the latest release of its award-winning Live200(TM) adding
T.120 compliance for multipoint data conferencing and optional 384 kbps video transmission capability.

         PictureTel's success in bringing innovative new products to market is clearly demonstrated by the success of SwiftSite(TM), the world's first compact videoconferencing system. Since introducing it in late 1996, the company has shipped more than 6,800 SwiftSite units through the second quarter of this year. By both developing new products and enhancing existing products, PictureTel is focused on delivering the highest performing videoconferencing products at the best prices to its growing list of global customers.

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PICTURETEL Q2 1997 EARNINGS, P. 3


         PictureTel Corporation is the world leader in developing, manufacturing and marketing a full range of videoconferencing solutions. The company's systems meet customers' videoconferencing needs from the desktop to the boardroom. PictureTel also markets network conferencing products and a comprehensive portfolio of enterprise-wide services. The company provides complete videoconferencing solutions to customers in the distance learning, health care and financial services market segments. Additional PictureTel information is available on the Internet at www.picturetel.com. PictureTel videoconferencing eliminates the barrier of distance, enabling people to be Anywhere Now(TM).

        This release includes projections and other forward-looking statements about the company's 1997 revenues, earnings, and other measures of economic performance. Actual results could differ materially from forecasts due to factors such as, for example, competitive pressures, changes in technology and the difficulty of forecasting in overseas markets and indirect channels. Additional information concerning risks that could cause actual results to differ are contained in the company's annual report on Form 10K and its registration statement on Form S4 in connection with the MultiLink acquisition, each as filed with the SEC.


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PictureTel is a registered trademark and LiveLAN, Live200, SwiftSite and
Anywhere Now are trademarks of PictureTel Corporation.